EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media— L. Benjamin Ederington

Westlake Chemical Corporation Reports Record 2018 Full-Year Results
•Record annual sales of $8.6 billion
•Record annual income from operations of $1.4 billion
•Net income for 2018 of $996 million, or $7.62 per diluted share, and record EBITDA of $2.1 billion
•Retired $1.2 billion of debt in 2018
HOUSTON--(BUSINESS WIRE)-- Westlake Chemical Corporation (NYSE: WLK) (the "Company" or "Westlake") today reported net income attributable to Westlake for the three months ended December 31, 2018 of $123 million, or $0.95 per diluted share, on net sales of $1,995 million. Net income decreased by $679 million, or $5.20 per diluted share, compared to fourth quarter 2017 net income of $802 million, or $6.15 per diluted share, which included a one-time, non-cash tax benefit of $591 million, or $4.53 per diluted share, resulting from the reduced U.S. corporate income tax rate under the U.S. Tax Cuts and Jobs Act enacted in December 2017. Income from operations of $207 million for the fourth quarter of 2018 decreased by $156 million compared to $363 million for the fourth quarter of 2017. Compared to the prior-year period, income from operations for the fourth quarter of 2018 was negatively impacted by (1) higher ethane feedstock costs; (2) lower sales prices for polyethylene and polyvinyl chloride (“PVC resin”); and (3) higher fuel costs driven by the increase in natural gas prices. Partially offsetting these decreases were higher polyethylene sales volumes and higher caustic soda sales prices and volumes. Transaction and integration-related costs in the fourth quarter of 2018 were $13 million, or $0.07 per diluted share.
Fourth quarter 2018 net income of $123 million, or $0.95 per diluted share, on net sales of $1,995 million, decreased $185 million from third quarter 2018 net income of $308 million, or $2.35 per diluted share, on sales of $2,255 million. The decrease in net income from the previous quarter was primarily due to (1) lower sales prices for all of our major products as the decline in oil prices and uncertainties in international trade impacted both domestic and export prices; (2) seasonally lower sales volumes of our downstream vinyls products; (3) higher feedstock costs resulting from a large increase in ethane costs at the end of the third quarter; (4) higher fuel costs resulting from increases in natural gas prices driven by winter weather; (5) a higher effective tax rate; and (6) lower other income as a result of a one-time gain associated with the settlement of certain pension liabilities in the third quarter of 2018. Income from operations of $207 million for the fourth quarter of 2018 decreased by $189 million from third quarter 2018 income from operations of $396 million. This decrease was primarily due to lower integrated margins resulting from lower sales prices and higher feedstock and energy costs for our major products and lower sales volumes for all of our major products.
For the year ended December 31, 2018, net income attributable to Westlake was $996 million, or $7.62 per diluted share, on net sales of $8,635 million. This decrease in net income of $308 million, or $2.38 per diluted share, compared to 2017 net income attributable to Westlake of $1,304 million, or $10.00 per diluted share, on net sales of $8,041 million. 2018 net income decreased versus the prior year primarily due to the $591 million income tax benefit in 2017 resulting from the Tax Act and higher ethane feedstock costs. These decreases were partially offset by (1) higher sales prices and volumes for caustic soda; (2) a lower effective income tax rate resulting from the reduced U.S. corporate income tax rate under the Tax Act; (3) lower purchased ethylene costs; (4) higher other income, including a one-time pension settlement gain of $14 million and higher interest income; and (5) a lower interest expense due to lower average debt outstanding for 2018, as compared to 2017. Net sales for the year ended December 31, 2018 increased by $594 million to $8,635 million compared to net sales for the year ended December 31, 2017 of $8,041 million, mainly due to higher sales prices and volumes for caustic soda and higher sales volumes for PVC resin and polyethylene, partially offset by lower polyethylene sales prices and lower styrene sales volumes. Income from operations was $1,408 million for the year ended December 31, 2018 as compared to $1,225 million for the year ended December 31, 2017, an increase of $183 million. The increase in income from operations was mainly a result of higher

i

sales prices and volumes for caustic soda and improved operating rates in the Vinyls segment due to fewer planned turnarounds and unplanned outages, partially offset by higher ethane feedstock costs, as compared to the prior year. Pre-tax transaction and integration-related costs for the year ended December 31, 2018 were $33 million, or $0.19 per diluted share after tax, as compared to $29 million in 2017.
"We are very pleased with our 2018 results with records for both income from operations and EBITDA. We saw solid demand for all of our major products in both the domestic and export markets while benefitting from the investments we made since our acquisition of Axiall to improve our operations and reliability," said Albert Chao, President and Chief Executive Officer. "We are excited about the recent acquisition of NAKANTM, a global leader in PVC compounding which has an outstanding reputation for superior technology, product quality and operational excellence. We welcome their team into the Westlake family and look forward to leveraging their capabilities with our current operations to serve our customers and drive value for our shareholders."
Net cash provided by operating activities was $254 million for the fourth quarter of 2018 and $1,409 million for 2018. Capital expenditures for the fourth quarter and full year of 2018 were $195 million and $702 million, respectively. As of December 31, 2018, cash and cash equivalents were $753 million and long-term debt was $2,668 million.
EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $374 million for the fourth quarter of 2018 decreased $143 million compared to fourth quarter 2017 EBITDA of $517 million. Fourth quarter 2018 EBITDA decreased $206 million compared to third quarter 2018 EBITDA of $580 million. For full year 2018, record EBITDA of $2,101 million was $260 million higher than 2017 EBITDA of $1,841 million. A reconciliation of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
OLEFINS SEGMENT
Fourth quarter 2018 income from operations for the Olefins segment of $90 million decreased $76 million from fourth quarter 2017 income from operations of $166 million. This decrease was primarily due to lower integrated margins resulting from lower polyethylene sales prices driven by lower oil prices and higher ethane feedstock and energy costs, partially offset by higher polyethylene sales volumes as compared to the prior-year period.
Olefins income from operations of $90 million for the fourth quarter of 2018 decreased $72 million from third quarter 2018 income from operations of $162 million. The decrease was primarily due to lower sales volumes for our major products and lower integrated margins for polyethylene resulting from lower sales prices and higher feedstock and energy costs, as higher ethane pricing at the end of the third quarter negatively impacted our fourth quarter earnings.
Olefins income from operations of $573 million for 2018 decreased $82 million from income from operations of $655 million for 2017. The decrease in income from operations compared to the prior year was primarily due to lower margins resulting from higher ethane feedstock costs and lower polyethylene sales prices, partially offset by higher polyethylene sales volumes.
VINYLS SEGMENT
Fourth quarter 2018 income from operations for the Vinyls segment of $125 million decreased by $89 million from fourth quarter 2017 income from operations of $214 million. This decrease was mainly attributable to lower PVC resin margins resulting from lower sales prices and higher feedstock and power costs.
Vinyls income from operations for the fourth quarter of 2018 of $125 million decreased by $126 million from third quarter 2018 income from operations of $251 million. The decrease was primarily due to lower sales prices for caustic soda and PVC resin, higher ethane feedstock, higher purchased ethylene, and higher fuel costs, and seasonally lower sales volumes for all of our major products.
Vinyls income from operations of $913 million for 2018 increased $274 million from income from operations of $639 million for 2017. This increase was mainly attributable to higher sales prices and volumes for caustic soda, lower purchased ethylene costs, improved operating rates and lower costs associated with planned turnarounds and unplanned outages, as compared to 2017.

The statements in this release and the related teleconference relating to matters that are not historical facts, including statements regarding the benefits of NAKAN and the ability to drive value for shareholders are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas and natural gas liquids from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation and changes in trade policies; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC in February 2018.
Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Westlake Chemical Corporation
Westlake Chemical Corporation is an international manufacturer and supplier of petrochemicals, polymers and building products with headquarters in Houston. The Company's range of products includes: ethylene, polyethylene, styrene, propylene, chlor-alkali and derivative products, PVC suspension and specialty resins, PVC compounds, and PVC building products including siding, pipe, fittings and specialty components, windows, fence, deck and film. For more information, visit the Company's web site at www.westlake.com.
Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's fourth quarter and full year 2018 results will be held Tuesday, February 19, 2019 at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, dial (855) 760-8160 or (704) 288-0624 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 7077616.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on February 26, 2019. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 7077616.
The conference call will also be available via webcast at: https://edge.media-server.com/m6/p/4a9jy39r and the earnings release can be obtained via the company's web page at: http://www.westlake.com/investor-relations.

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

	(In millions of dollars, except per share data)
Net sales	$1,995	$2,010	$8,635	$8,041
Cost of sales	1,641	1,514	6,648	6,280
Gross profit	354	496	1,987	1,761
Selling, general and administrative expenses	108	101	445	399
Amortization of intangibles	26	26	101	108
Transaction and integration-related costs	13	6	33	29
Income from operations	207	363	1,408	1,225
Interest expense	(30)	(40)	(126)	(159)
Other income (loss), net	(1)	2	52	15
Income before income taxes	176	325	1,334	1,081
Provision for (benefit from) income taxes (1)	45	(491)	300	(258)
Net income	131	816	1,034	1,339
Net income attributable to noncontrolling interests	8	14	38	35
Net income attributable to Westlake Chemical Corporation	$123	$802	$996	$1,304
Earnings per common share attributable to Westlake Chemical Corporation:
Basic	$0.95	$6.18	$7.66	$10.05
Diluted	$0.95	$6.15	$7.62	$10.00
________________

(1)	The fourth quarter 2017 tax provision includes a one-time, non-cash tax benefit of approximately $591 million, or $4.53 per diluted share, as a result of the Tax Act, enacted on December 22, 2017.

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2018	December 31, 2017

	(In millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$753	$1,531
Accounts receivable, net	1,037	1,001
Inventories	1,014	900
Prepaid expenses and other current assets	38	31
Total current assets	2,842	3,463
Property, plant and equipment, net	6,595	6,412
Other assets, net	2,165	2,201
Total assets	$11,602	$12,076

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$1,183	$1,257
Current portion of long-term debt	—	710
Long-term debt, net	2,668	3,127
Other liabilities	1,675	1,613
Total liabilities	5,526	6,707
Total Westlake Chemical Corporation stockholders' equity	5,590	4,874
Noncontrolling interests	486	495
Total equity	6,076	5,369
Total liabilities and equity	$11,602	$12,076

v

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended December 31,
	2018	2017

	(In millions of dollars)
Cash flows from operating activities
Net income	$1,034	$1,339
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	641	601
Deferred income taxes	62	(534)
Other balance sheet changes	(328)	122
Net cash provided by operating activities	1,409	1,528
Cash flows from investing activities
Acquisition of business, net of cash acquired	—	(13)
Additions to property, plant and equipment	(702)	(577)
Additions to investments in unconsolidated subsidiaries	(68)	(66)
Other	16	4
Net cash used for investing activities	(754)	(652)
Cash flows from financing activities
Debt issuance costs	—	(6)
Dividends paid	(120)	(103)
Distributions to noncontrolling interests	(45)	(28)
Proceeds from notes payable and drawdown of revolver	14	978
Net proceeds from issuance of Westlake Chemical Partners LP common units	—	111
Repayment of term loan	—	(150)
Repayment of revolver	—	(550)
Redemption and repayment of notes payable	(1,179)	(257)
Repurchase of common stock for treasury	(106)	—
Other	9	11
Net cash provided by (used for) financing activities	(1,427)	6
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(7)	26
Net increase (decrease) in cash, cash equivalents and restricted cash	(779)	908
Cash, cash equivalents and restricted cash at beginning of the year	1,554	646
Cash, cash equivalents and restricted cash at end of the year	$775	$1,554

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

	(In millions of dollars)
Net external sales
Olefins	$493	$517	$2,019	$2,051
Vinyls	1,502	1,493	6,616	5,990
	$1,995	$2,010	$8,635	$8,041
Income (loss) from operations
Olefins	$90	$166	$573	$655
Vinyls	125	214	913	639
Corporate and other	(8)	(17)	(78)	(69)
	$207	$363	$1,408	$1,225
Depreciation and amortization
Olefins	$36	$34	$138	$145
Vinyls	129	117	491	449
Corporate and other	3	1	12	7
	$168	$152	$641	$601
Other income (loss), net
Olefins	$—	$1	$4	$3
Vinyls	3	—	35	7
Corporate and other	(4)	1	13	5
	$(1)	$2	$52	$15

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM
OPERATIONS AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2018	2017	2018	2017

	(In millions of dollars)
Net cash provided by operating activities	$606	$254	$566	$1,409	$1,528
Changes in operating assets and liabilities and other	(259)	(135)	(307)	(313)	(723)
Deferred income taxes	(29)	12	557	(62)	534
Net income	318	131	816	1,034	1,339
Less:
Other income (expense), net	23	(1)	2	52	15
Interest expense	(28)	(30)	(40)	(126)	(159)
(Provision for) benefit from income taxes	(73)	(45)	491	(300)	258
Income from operations	396	207	363	1,408	1,225
Add:
Depreciation and amortization	161	168	152	641	601
Other income (expense), net	23	(1)	2	52	15
EBITDA	$580	$374	$517	$2,101	$1,841

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Fourth Quarter 2018 vs. Fourth Quarter 2017		Fourth Quarter 2018 vs. Third Quarter 2018
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	-13.1%	+8.4%	-5.6%	-3.3%
Vinyls	+0.2%	+0.4%	-3.0%	-9.3%
Company	-3.2%	+2.5%	-3.7%	-7.8%

Average Quarterly Industry Prices (1)

	Quarter Ended
	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018
Ethane (cents/lb)	8.4	8.5	9.7	14.3	11.6
Propane (cents/lb)	22.6	20.2	20.7	23.5	18.7
Ethylene (cents/lb) (2)	28.4	23.6	14.8	17.3	20.2
Polyethylene (cents/lb) (3)	77.5	73.7	73.7	70.0	68.0
Styrene (cents/lb) (4)	91.1	98.3	93.0	90.3	84.3
Caustic soda ($/short ton) (5)	703.3	748.3	795.0	781.7	748.3
Chlorine ($/short ton) (6)	332.5	332.5	347.5	347.5	347.5
PVC (cents/lb) (7)	65.2	67.2	67.5	67.5	67.5
________________

(1)	Industry pricing data was obtained through IHS Markit ("IHS"). We have not independently verified the data.

(2)	Represents average North American spot prices of ethylene over the period as reported by IHS.

(3)	Represents average North American net transaction prices of polyethylene low density GP-Film grade over the period as reported by IHS.

(4)	Represents average North American contract prices of styrene over the period as reported by IHS.

(5)
Represents average North American United States Gulf Coast undiscounted contract prices of caustic soda over the period as reported by IHS. During the first quarter of 2018, IHS discontinued the previous caustic soda index that we used. For comparability, the average 2017 caustic soda is based on the current index.

(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by IHS.

(7)	Represents average North American contract prices of polyvinyl chloride (PVC) over the period as reported by IHS.